STRATOS RENEWABLES CORPORATION

SECURED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

THIS SECURED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of July 25, 2008, by and among Stratos Renewables Corporation, a Nevada corporation (the “Company”), and the person or entity listed on the schedule of purchasers attached hereto as Schedule I (the “Purchaser”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Purchaser is willing to purchase from the Company, and the Company is willing to sell to such Purchaser, a senior secured promissory note in the principal amount of $2,000,000, and warrants to acquire up to 714,286 shares of Company common stock, as set forth opposite such Purchaser’s name on Schedule I hereto.

B. Capitalized terms not defined when first used shall have the meaning provided in Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  The Note and Warrants.

(a) Issuance of Note and Warrants. At the Closing, the Company agrees to issue and sell to the Purchaser, and, subject to all of the terms and conditions hereof, the Purchaser agrees to purchase a senior secured convertible promissory note in the form attached hereto as Exhibit B (the “Note”) in the principal amount set forth opposite the Purchaser’s name on Schedule I hereto. In conjunction with the sale of the Note, at the Closing, the Company also agrees to issue warrants for the purchase of 714,286 shares of Company common stock (“Common Stock”), in the form attached hereto as Exhibit C (the “Warrants”). The Company and [Subsidiary Name Redacted], shall also execute and delivered to the Purchaser (i) two Security Interest Guarantee Agreements dated as of the date hereof, the form of which is attached hereto as Exhibit D-1 (as the same may be amended, supplemented or restated from time to time, the “Peruvian Security Agreements”) and (ii) two Security Agreements dated as of the date hereof, the form of which is attached hereto as Exhibit D-2 (as the same may be amended, supplemented or restated from time to time, the “US Security Agreements”, and with the Peruvian Security Agreements, the “Security Agreements”) and Purchaser shall have the rights and obligations hereunder and thereunder

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(b) Delivery. The sale and purchase of the Note and Warrants shall take place at a closing (the “Closing”) to be held on July 25, 2008 (the “Closing Date”) at such place as the Company and the Purchaser may determine. At the Closing, the Company will deliver the Note and Warrants to the Purchaser. The Note and Warrants will be registered in such Purchaser’s name in the Company’s records.

(c) Payments. The Company will make all cash payments due under the Note in immediately available funds on the date such payment is due in the manner and at the address for such purpose specified below the Purchaser’s name on Schedule I hereto, or at such other address as a Purchaser or other registered holder of the Note may from time to time direct in writing. Notwithstanding the foregoing or anything to the contrary in the Note, any default of this Section 1(c) shall not constitute a default or an event of default hereunder independent of the event of default provisions set forth in Section 4(a) of the Note.

2. Covenants. The Company covenants that so long as the Note is outstanding:

(a) Compliance with Law. The Company will and will cause each of its Subsidiaries to comply with all Requirements of Law to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other authorizations from third parties and Governmental Authorities necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Requirements of Law or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other authorizations would not reasonably be expected, individually or in the aggregate, to have a Materially Adverse Effect.

(b) Reporting Requirements. The Company shall furnish Purchaser:

(i) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, audited annual financial statements of the Company and its Subsidiaries with the unqualified opinion of independent certified public accountants of nationally recognized standing selected by the Company and acceptable to Purchaser, which annual financial statements shall include the balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of the Company’s chief financial officer, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto.

(ii) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, an unaudited interim balance sheet and statement of income, cash flow and retained earnings of the Company and its Subsidiaries as at the end of and for such fiscal quarter and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the budget of the Company and its Subsidiaries for such fiscal quarter and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto.

(iii) Promptly, and in any event within 10 days following the issuance of any Equity Capital by any Issuer Party (excluding Equity Capital to employees related to options or warrants which when fully exercised would result in the issuance of equal to or less than 1,500,000 shares of Common Stock or options to purchase Common Stock), a statement of the authorized Equity Capital of such Issuer Party showing each Person owning more than five percent of any class of Equity Capital on a fully diluted basis.

(iv) Immediately after the commencement thereof, notice of all litigation and of all proceedings before any Governmental Authority affecting any Issuer Party or which (i) seek a monetary recovery against any Issuer Party in excess of $100,000 or (ii) if determined adversely to such Issuer Party, could reasonably be expected to have a Material Adverse Effect.

(v) As promptly as practicable (but in any event not later than 3 Business Days) after an officer of the Company obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Company setting forth the steps being taken by the Company to cure the effect of such Default or Event of Default.

(vi) Promptly upon obtaining knowledge thereof, notice of the violation by Issuer Party of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(vii) Promptly upon their distribution, copies of all proxy statements which the Company sends to its shareholders.

(viii) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company delivers to any other lender.

(ix) Promptly, such additional information concerning each Issuer Party as Purchaser may reasonably request.

Notwithstanding anything to the contrary within this Agreement or any of the other Note Documents, neither the Company nor any other Person acting on its behalf shall be obligated to furnish the Purchaser or its respective agents or counsel with any information that constitutes material, nonpublic information regarding the Company or its securities (the “Nonpublic Information”), unless (a) the Purchaser signs an agreement (reasonable and customary in scope) representing that they will hold such Nonpublic Information confidential; (b) the disclosure of such Nonpublic Information is required under the Securities Act, the Exchange Act or otherwise by law; or (c) the information in such Nonpublic Information has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Purchaser has knowledge. Nothing herein (or in any other confidentiality agreement between the Company and the Purchaser) shall be deemed to limit the Purchaser’s ability to sell Securities in this Company in a manner which is otherwise consistent with applicable laws and regulations.

All required deliveries pursuant to this Section 2(b) shall be made, to the extent possible, by electronic means (e-mail transmission), followed by actual, originally executed (if required hereunder) paper copies thereof.

(c) Insurance. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

(d) Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Materially Adverse Effect.

(e) Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Materially Adverse Effect.

(f) Legal Existence, etc. The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Materially Adverse Effect.

(g) Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an affiliate.

(h) Merger, Consolidation, etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such successor executes and delivers to Purchaser its assumption of the due and punctual performance and observance of each covenant and condition of the Note Documents; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default occurs or continues.

No such conveyance, transfer or lease of substantially all of the assets of the Company will have the effect of releasing the Company or any such successor.

(i) Liens. The Company shall not grant or permit to exist (voluntarily or involuntarily) any Liens on any assets of any Issuer Party other than Permitted Liens.

(j) Debt. The Company shall not, and shall not permit any other Issuer Party to, incur Debt other than:

(i)  the Note;

(ii) Debt in existence on the date hereof;

(iii) capitalized lease obligations and other Debt secured by Liens permitted by clause (iii) of the definition of “Permitted Liens” not to exceed ninety percent of the value of the assets acquired with the proceeds thereof.

(iv) Debt of any Issuer Party to any other Issuer Party.

(v) Debt incurred or issued by the Company which is subordinate to the Note in a manner acceptable to the Purchaser in its reasonable discretion.

3.  Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that:

(a) Existence and Power. Each Issuer Party (i) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and (iii) has all requisite corporate power to own its properties and to carry on its businesses as now being conducted and as proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its Obligations under the Note Documents.

(b) Binding Effect. This Agreement and each of the other Note Documents to which the Company is a party have been duly executed and delivered by the Company and are, and the Note when issued, executed and delivered as contemplated herein will be, the legal, valid and binding obligations of the Company, in each case enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Liens and Security Interests. The security interests now or hereafter created pursuant to the Security Agreements constitute and will constitute legal, valid and (assuming that all actions shall have been taken in respect of the perfection of such Liens and security interests contemplated by this Agreement and the Security Agreements) perfected first priority Liens and security interests in all of the Collateral purported to be covered thereby, subject to no Liens.

(d) No Conflicts with Agreements, Etc. Neither the execution and delivery by the Company of this Agreement or any of the other Note Documents to which it is a party, nor the offering, issuance or sale of the Note or the Warrants nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens created pursuant to the Security Agreements) on any properties or assets of the Company pursuant to, the Organizational Documents of the Company, or any contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which its assets are subject, or any Requirement of Law to which it or its assets are subject, which conflict, breach, violation, default or Lien could reasonably be expected to have a Material Adverse Effect.

(e) Consents, Etc. Except for the consent of the holders of the Company’s Series A Preferred Stock under the Company’s Amended and Restated Certificate of Designation, Powers, Preferences and Rights of Series A Preferred Stock, a true and correct copy of which has been delivered to Purchaser, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any nongovernmental Person, including any creditor or stockholder of the Company, is required in connection with the execution or delivery by the Company of this Agreement or the other Note Documents to which the Company is a party, or the performance by the Company of its Obligations hereunder and thereunder, or as a condition to the legality, validity or enforceability of this Agreement or any other Note Document.

(f) Material Contracts. No Issuer Party is in breach or violation of any of the terms, conditions or provisions of any of its material contracts, and to the best knowledge of the Company no third party to any of such material contracts is in breach or violation of any of the terms, conditions or provisions thereof, which breach could reasonably be expected to have a Material Adverse Effect. No Issuer Party has transferred or subordinated any of its rights or interests in any of its material contracts, and such rights and interests are subject to no Liens except Permitted Liens.

(g) Litigation.

(i) There are no actions, suits, or proceedings pending, or, to the Company’s knowledge, threatened against or affecting any Issuer Party, or any properties or rights of any Issuer Party which, if adversely determined, individually or in the aggregate would have a Material Adverse Effect.

(ii) There are no actions, suits or proceedings pending, or, to the Company’s knowledge, threatened in writing against the Company which seek to enjoin, or otherwise prevent the consummation of, the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein in any court or before any arbitrator of any kind or before or by any Governmental Authority.

(h) Compliance With Laws; No Default.

(i) To the Company’s knowledge, no Issuer Party is now, nor will be after or as a result of giving effect to the transactions contemplated herein, in default under or in violation of any Order of any court, arbitrator or Governmental Authority or of any federal, state, local or foreign Requirement of Law, which default or violation could reasonably be expected to have a Material Adverse Effect.

(ii) No Issuer Party is in default under or with respect to any provision of any security issued by any such Person, of any of its Organizational Documents, or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which any such Person is a party or by which it or any of its property is bound which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

(i) Possession of Franchises, Licenses, Etc. Each Issuer Party possesses all material franchises, certificates, licenses, permits, registrations, and other authorizations from Governmental Authorities and third parties, that are necessary for the ownership, maintenance and operation of its properties and assets, and for the conduct of its businesses as now conducted, and no Issuer Party is in violation of any thereof in any material respect.

(j) Intellectual Property.

(i) Each Issuer Party owns all right, title and interest in and to, or has valid and enforceable Licenses to use, all of the Intellectual Property used by it in connection with its business as presently conducted (the “Intellectual Property”), which, to the Knowledge of the Company, represents all intellectual property rights necessary to the conduct of the business of such Issuer Party as now conducted and as presently contemplated to be conducted. Each Issuer Party is in compliance with the material contractual obligations relating to the protection of such of the Intellectual Property as it uses pursuant to Licenses. To the Knowledge of the Company, there are no conflicts with or infringements by any third party of any Intellectual Property, and the conduct of the business of each Issuer Party as currently conducted or as currently contemplated to be conducted does not and will not conflict with or infringe any proprietary right of any third party. There is no material claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against any Issuer Party: (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the ownership or use by any Issuer Party, or the validity or enforceability of, any Intellectual Property.

(ii) To the Company’s Knowledge, no Issuer Party will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreement relating to the Intellectual Property.

(k) Broker’s or Finder’s Commissions. Except for a commission payable to Calyon Securities (USA) Inc., no broker’s or finder’s fee or commission will be payable by the Company with respect to the issuance and sale of the Note.

(l) Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company in connection herewith, contained, as of its respective date, or now contains, any untrue statement of a material fact or as of any such date omitted, or now omits, to state a material fact necessary in order to make the statements contained herein and therein not misleading.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

(a) Binding Obligation. The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Purchaser has been advised that the Note has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is aware that the Company is under no obligation to effect any such registration with respect to the resale of the Note or to file for, or comply with any exemption from registration for such purpose. The Purchaser has not been formed solely for the purpose of making this investment and is purchasing the Note to be acquired by the Purchaser hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. The Purchaser acknowledges that the Company has given the Purchaser access to the corporate records and accounts of the Issuer Parties and to all information in its possession relating to the Issuer Parties, has made its officers and representatives available for interview by the Purchaser, and has furnished the Purchaser with all documents and other information required for the Purchaser to make an informed decision with respect to the purchase of the Note.

5. Conditions to Closing of the Purchaser. The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

(b) Transaction Documents. The Company shall have duly executed and delivered to the Purchaser or caused the delivery of the following documents (collectively, the “Transaction Documents”) each in form and content reasonably satisfactory to the Purchaser:

(i) this Agreement;

(ii) the Note issued hereunder;

(iii) the Security Agreements and the original certificates representing the collateral under such Agreement accompanied by undated stock powers;

(iv) all UCC-1 financing statements (if applicable) and other documents and instruments that the Purchaser may reasonably request to perfect its security interest in the collateral described in the Security Agreements;

(v) the Warrants issued hereunder;

(vi) an opinion of counsel with respect to the Peruvian Security Agreements.

(c) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note and Warrants.

(d) Legal Requirements. At the Closing, the sale and issuance by Company, and the purchase by the Purchaser, of the Note and Warrants shall be legally permitted by all laws and regulations to which the Purchaser or Company are subject.

(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser.

(f) Corporate Documents. Company shall have delivered to the Purchaser each of the following:

(i) A Certificate of Good Standing or comparable certificate as to Company, certified as of a recent date prior to the Closing Date by the Secretary of State of Nevada; and

(ii) A certificate of the Secretary of Company, dated the Closing Date, certifying (A) that attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors of Company (of a duly constituted committee thereof) and continuing in effect, which authorize the execution, delivery and performance by Company of this Agreement, the Note and the Warrants and the consummation of the transactions contemplated hereby and thereby; and (B) that there are no proceedings for the dissolution or liquidation of Company (commenced or threatened).

6. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Note and Warrants at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Transaction Documents. The Purchaser shall have duly executed and delivered to the Company this Agreement.

(c) Purchase Price. The Purchaser shall have delivered to the Company the Purchase Price in respect of the Note.

7. Events of Default. The occurrence of any one or more of the following events constitutes an event of default (each, an “Event of Default”) under this Agreement:

(a) Note. An Event of Default (as defined in the Note occurs and continues).

(b) Voluntary Bankruptcy or Insolvency Proceedings. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

(d) Note Documents. Any Note Document or any material term thereof shall cease to be, or be asserted by Company not to be, a legal, valid and binding obligation of Company enforceable in accordance with its terms or if the Liens of Purchaser in the Collateral (as defined in the Security Agreements) shall cease to be or shall not be valid, first priority perfected Liens or Company shall assert that such Liens are not valid, first priority and perfected Liens.

(e) Cross Default. A default or event of default occurs under any other Note Document and the Company fails to cure any such default or event of default within any applicable period of grace.

8. Miscellaneous.

(a) Usury Limitations. It is the intention of the Company and the Purchaser to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Agreement or the Note, amounts constituting interest under applicable law and contracted for, chargeable or receivable hereunder or under the Note shall under no circumstances, together with any other interest, late charges or other amounts which may be interpreted to be interest contracted for, chargeable or receivable hereunder or thereunder, exceed the maximum amount of interest permitted by law, and in the event any amounts were to exceed the maximum amount of interest permitted by law, such excess amounts shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be canceled automatically and, if theretofore paid, at the option of the Purchaser, be refunded to the Company or credited on the principal amount of the Note then outstanding.

(b) Punitive Damages. Each party to this Agreement agrees that it shall not have a remedy of punitive, special, exemplary, indirect or consequential damages against any other party to this Agreement in connection with any claim or dispute arising hereunder and hereby waives any right or claim to any such damages that such party now has or which may arise in the future in connection with any such claim or dispute, whether such claim or dispute is resolved by arbitration or judicially.

(c) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and Purchaser. The failure of a party to exercise any of its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by a party of a breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. A waiver of any right under this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

(d) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of New York or of any other state.

(e) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and be deemed to be material to and relied upon by the Purchaser, regardless of any investigation made by the Purchaser or on its behalf.

(f) Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(i) and 6(j) below, the rights and obligations of the Company and the Purchaser shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(g) Registration, Transfer and Replacement of the Note. The Note shall be a registered note. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Note. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal amount requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(h) Assignment by Company. Neither the Note nor any of the rights, interests or obligations hereunder nor thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Purchaser.

(i) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (i) if to a Purchaser, at such Purchaser’s address set forth in the Schedule of Purchasers attached as Schedule I, or at such other address as such Purchaser shall have furnished the Company in writing, or (ii) if to the Company,

to:	Stratos Renewables Corporation
9440 Santa Monica Boulevard, Suite 401
Beverly Hills, CA 90210
	Attention:	Steven Magami
	Telephone:	(310) 402-5901
	Facsimile:	(310) 402-5947

with a copy to:	Law Offices of Michael S. Rosenblum
1875 Century Park East, Suite 700
Los Angeles, CA 90067
	Attention:	Michael S. Rosenblum, Esq.
	Telephone:	(310) 286-2100
	Facsimile:	(310) 286-3010

or at such other address as the Company shall have furnished to the Purchaser in writing.

(j) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Entire Agreement. This Agreement together with the Note, the other Note Documents and exhibits constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof and thereof.

(l) Remedies. Except as otherwise provided herein, no remedy made available to either party hereto by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(n) Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(o) Release. Notwithstanding any contrary provision in any Security Agreement, upon payment in full of the Note, the Secured Party shall promptly cause the Security Agreements to be terminated at the Company’s expense and return any Collateral in its possession to the Company.

(p) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY IN ANY LEGAL PROCEEDING ARISING OUT OR A RELATED TO THIS AGREEMENT, THE NOTE, AND THE SECURITY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

STRATOS RENEWABLES
CORPORATION
a Nevada corporation

By:	/s/ TOM SNYDER
Name: Tom Snyder
Title: President

SIGNATURE PAGE TO SECURED PROMISSORY NOTE
AND WARRANT PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER:

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP,
a British Virgin Islands limited partnership

By:	/s/ JONATHAN WOOD
Name:	Jonathan Wood
Title:	CFO / Director

SIGNATURE PAGE TO SECURED PROMISSORY NOTE
AND WARRANT PURCHASE AGREEMENT

SCHEDULE I

SCHEDULE OF PURCHASERS

Name and Address	Note Amount	Number of Warrants	Warrant No.
Whitebox Hedged High Yield Partners, LP	$2,000,000	714,286	SN-08-001

[_payment instructions under separate cover_]

EXHIBIT A

DEFINITIONS

Defined Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings:

“Collateral” means the property of the Company in which the Company is granting a Lien or security interest to the Purchaser pursuant to the Security Agreements.

“Copyright” means, with respect to any Person, all of the following in which such Person now holds or hereafter creates or acquires any interest: (a) all copyrights and intangible property of like nature (whether registered or unregistered), including manuscripts, documents, writings, derivative works, tapes, disks, storage media, computer programs, computer databases, computer program flow diagrams, source codes, object codes, semiconductor chip product mask works, and all tangible property embodying or incorporating the Copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions and renewals thereof; and (c) all income, royalties, damages and payments now and hereafter due or payable under or with respect to any of the foregoing, including damages and payments for past, present and future infringements of any Copyright and the right to sue for past, present and future infringements of any Copyright.

“Copyright License” means, with respect to any Person, any and all rights now owned or hereafter acquired by such Person under any written agreement granting any right to use any Copyright or registration thereof, including any sublicense thereof.

“Debt” means, as to a particular Person at the specified time of determination, the sum of the following, but without duplication, in accordance with GAAP:

(a) all obligations of such Person for borrowed money, including obligations evidenced by bonds, debentures, notes or other similar instruments, but excluding any and all unsecured indebtedness incurred in the ordinary course of business owed to or for, vendors, employees, consultants, professionals, taxes, supplies, raw material and for other similar purposes;

(b) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities that is issued to support an obligation for borrowed money or that creates an obligation under a credit facility pursuant to which obligations for borrowed money are created;

(c) all obligations that are treated as capitalized lease obligations (other than the interest component of such obligations) in accordance with GAAP; and

(d) every obligation of such Person as a guarantor with respect to the items referenced in (a)-(c).

“Default” means an event which with the giving of notice or passage of time or both would constitute an Event of Default.

“Equity Capital” means (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on a Person the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person; and in each case, any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing, including, without limitation, any rights in respect of any change in the value of any of the foregoing, including stock appreciation rights and similar interests.

“Event of Default” has the meaning specified in Section 7.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority” means any nation or government, any state, province, county, city, municipality, town, village, department or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any central bank or similar monetary or regulatory authority), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Intellectual Property” means, with respect to any Person, any and all of the following now owned or hereafter created or acquired by such Person: (a) Patents, Trademarks, Copyrights and Licenses; (b) systems software and application software, source code, object code, screen displays and formats, program structures, sequence and organization, and all documentation for such software, including user manuals, flow charts, logic diagrams, programmers’ notes, functional specifications, operations manuals, guides, formulas, processes, ideas and know-how embodied in or created in connection with any of the foregoing, whether or not patentable or copyrightable; (c) concepts, discoveries, improvements and ideas, whether or not patentable or copyrightable; (d) all other know-how, technology, engineering drawings, diagrams, designs, design information, trade secrets, formulas, processes, procedures, customer lists, databases, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, reports, URLs, domain names, and other manufacturing, marketing, merchandising, selling, purchasing or accounting materials, data or information; and (e) all goodwill associated with the items described in the foregoing clauses (a), (b), (c) and (d).

“Issuer Party” means the Company or any direct or indirect Subsidiary of the Company and “Issuer Parties” means all of them.

“Knowledge” means, with respect to the Company, the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company.

“License” means, with respect to any Person, any Patent License, Trademark License, Copyright License, or other license or sublicense of rights or interests (including any license of rights to manufacture, use, reproduce, market or sell any computer hardware or other equipment, software, technology, trade secrets, know-how, customer lists, databases or other materials, data or information) now held or hereafter created or acquired by such Person, whether as licensor or licensee, as the same may from time to time be amended, modified, renewed or extended.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and any effective financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Material Adverse Effect” means any change or effect that individually or in the aggregate with other changes or effects are materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of this Agreement or any of the other Note Documents, or (iii) the ability of the Company to fulfill its obligations under this Agreement and the other Note Documents.

“Note Documents” means collectively this Agreement, the Note, the Warrants, the Security Agreements, and any other instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations existing or hereafter arising under or pursuant to the terms of this Note, the Note Purchase Agreement and the other Note Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under the United States Bankruptcy Code, as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Order” means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Authority.

“Organizational Documents” means (a) with respect to any corporation, the certificate of incorporation, articles of incorporation or comparable constitutional or charter document, and by-laws, of such corporation, (b) with respect to any limited liability company, the certificate of formation or comparable document filed with the Secretary of State or comparable official of the jurisdiction of organization of such limited liability company, and the operating agreement, limited liability company agreement or comparable constitutive document thereof, (c) with respect to any limited partnership, the certificate of limited partnership or comparable document filed with the Secretary of State or comparable official of the jurisdiction of organization of such limited partnership and the limited partnership agreement thereof, (d) with respect to any general partnership or joint venture, the partnership agreement or joint venture agreement relating thereto, (e) with respect to any trust, the trust agreement or comparable agreement establishing such trust, or (f) with respect to any other business entity, the comparable constitutive documents, in each case with all amendments, modifications and supplements thereto from time to time executed or filed.

“Patent” means, with respect to any Person, all of the following in which such Person now holds or hereafter creates or acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country (including provisional patent applications), including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country; (b) all reissues, continuations, continuations-in-part and extensions thereof; and (c) all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any Patent, including damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any Patent.

“Patent License” means, with respect to any Person, rights under any written agreement now owned or hereafter acquired by such Person granting any right with respect to any invention on which a Patent is in existence, including any sublicense thereof.

“Permitted Liens” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the ordinary course of business of any Issuer Party, (iv) materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business, (v) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (vi) Liens granted to the Purchaser, (vii) purchase money liens, including conditional sale agreements, capitalized lease liabilities or other title retention agreements and leases which are in the nature of title retention agreements, upon or in property acquired after the date hereof by an Issuer Party, or Liens existing in such property at the time of acquisition, provided that: (A) no such Lien extends or shall extend to or cover any property of an Issuer Party other than the property then being acquired; and (B) the aggregate principal amount of the Debt secured by any such Lien shall not exceed ninety percent of the cost of such property so acquired, (viii) bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution, and (ix) Liens subordinated to the Liens in favor of the Purchaser in a manner satisfactory to the Purchaser in its sole discretion.

“Person” means and includes an individual, a corporation (including a business trust), a partnership, an association, a joint venture, a limited liability company, a trust, a syndicate, an unincorporated organization and a Governmental Authority.

“Requirement of Law” means any statute, ordinance, code, treaty, directive, law, rule or regulation of any Governmental Authority, and any Order of any court, arbitrator or Governmental Authority.

“Securities Act” means as of any date the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute.

“Security Agreements” has the meaning specified in Section 1(a) of this Agreement.

“Subsidiaries” means [Subsidiary Names Redacted].

“Trademark” means, with respect to any Person, all of the following in which such Person now holds or hereafter creates or acquires any interest: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, domain names, URL’s, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions and renewals thereof; (c) all goodwill associated with or symbolized by any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any Trademark, including damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any Trademark.